Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of June 30, 2006, subsidiaries of the Company and the jurisdiction in which each company was incorporated are listed below. Unless other wise indicated, all of the voting securities of each subsidiary are owned by K-tel International, Inc. or one of its subsidiaries.

Dominion Entertainment, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

K-tel Entertainment (CAN) Inc.

Winnipeg, Manitoba (a Canada corporation)

K-tel Entertainment (U.K.) Ltd.

London, England (an England corporation)

K-tel Direct Limited

London, England (an England corporation)

K-tel (Australia) Pty. Limited

Forbes, N.S.W. Australia (an Australian corporation)

K-tel TV, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

K-tel Entertainment, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

K-tel Services, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

Dominion Vertriebs GmbH

Frankfurt, Germany (a German corporation)